Exhibit 97
NORTHERN TRUST CORPORATION
RULE 10D-1 INCENTIVE-BASED COMPENSATION RECOUPMENT POLICY
1.Purpose. The purpose of the Northern Trust Corporation Rule 10D-1 Incentive Based Compensation Recoupment Policy (the “Policy”) is to describe the circumstances in which Northern Trust Corporation (the “Corporation”) will recover the amount of erroneously awarded Incentive-Based Compensation (as defined below) received by a current or former Executive Officer (as defined below) in the event that the Corporation is required to prepare an Accounting Restatement (as defined below). The Policy requires the recovery of Erroneously Awarded Compensation (as defined below) in order to satisfy the requirements of the Nasdaq Stock Market LLC (“NASDAQ”) Listing Rule 5608 (the “Listing Standards”) and the requirements of Rule 10D-1 (“Rule 10D-1”) under the Securities Exchange Act of 1934, as amended, as adopted by the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.
2.Definitions. For purposes of this Policy, the following terms have the definitions set forth below:
A.“Accounting Restatement” shall mean an accounting restatement (i) due to the material noncompliance of the Corporation with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The Corporation’s obligation to recover erroneously awarded compensation is not dependent on if or when the restated financial statements are filed.
B.“Board” shall mean the Board of Directors of Northern Trust Corporation.
C.“Committee” shall mean the Human Capital and Compensation Committee of the Board.
D.“Corporation” shall mean Northern Trust Corporation.
E.“Effective Date” shall mean October 2, 2023.
F.“Erroneously Awarded Compensation” shall mean, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Incentive Based Compensation received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts.
G.“Executive Officer” means the Corporation’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Corporation in charge of a principal business unit, division or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Corporation. Executive officers of the Corporation’s subsidiaries are deemed Executive Officers of the Corporation if they perform such policy making functions for the Corporation. For purposes of this Policy, any current or former Executive Officer shall be considered an Executive Officer.
H.“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Corporation’s financial statements and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. A financial reporting measure need not be presented within the financial statements or included in a filing with the SEC.
I.“Incentive-Based Compensation” means compensation (including without limitation cash bonuses or other cash incentive awards (including any deferred element thereof), and vested and unvested equity awards, including options, restricted stock and restricted stock units, performance stock unit awards and performance stock awards) that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is deemed received in the Corporation’s fiscal year during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.
J.“Restatement Date” shall mean the earlier to occur of (i) the date the Board, the Committee or the officers of the Corporation authorized to take such action, concludes, or reasonably should have concluded, that the issuer is required to prepare an Accounting Restatement, or (ii) the date of court, regulator or other legally authorized body directs the issuer to prepare an Accounting Restatement.
3.Application.
A.This Policy applies to all Incentive-Based Compensation received by a current and former Executive Officer: (i) on or after the Effective Date; (ii) after beginning service as an Executive Officer; (iii) who served as an Executive Officer at any time during the performance period for that Incentive-Based Compensation; (iv) while the Corporation has a class of securities listed on a national securities exchange or a national securities association; and (v) during the three completed fiscal years immediately preceding the date that the Corporation is required to prepare an Accounting Restatement; provided that this Policy also applies to any transition period that results from a change in the Corporation’s fiscal year within or immediately following the three completed fiscal year period; provided further that a transition period between the last day of the Corporation’s previous fiscal-year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year.
B.For the avoidance of doubt, this Policy applies to all Incentive-Based Compensation received on or after October 2, 2023 (even if such Incentive-Based Compensation was approved, awarded or granted to the Executive Officer prior to October 2, 2023).
4.Recovery of Erroneously Awarded Compensation.
A.In the event of an Accounting Restatement, the Committee shall promptly determine the amount of any Erroneously Awarded Compensation received, shall take steps to recover such Erroneously Awarded Compensation, and shall provide notice in writing to each Executive Officer within a reasonable period of time after the Restatement Date of (i) the Restatement Date, (ii) the amount of Erroneously Awarded Compensation received, and (iii) the method, manner, and time for forfeiture, repayment, return or other methods of recovery of such Erroneously Awarded Compensation, as applicable.
B.The Committee shall have the discretion to determine the appropriate means of recovery of such Erroneously Awarded Compensation based on applicable facts and circumstances. If an Executive Officer fails to repay Erroneously Awarded Compensation to the Corporation by the time and in the manner set forth by the Committee, the Corporation shall take all actions reasonable and appropriate to recover the Erroneously Awarded Compensation from the Executive Officer. The Executive Officer shall be required to reimburse the Corporation for all expenses reasonably incurred by the Corporation in recovering Erroneously Awarded Compensation. The method of recovering any Erroneously Awarded Compensation pursuant to this Policy may include, without limitation: (i) requiring reimbursement of cash Erroneously Awarded Compensation previously paid; (ii) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; (iii) offsetting the recouped amount from any compensation otherwise owed by the Corporation to the Executive Officer; (iv) cancelling outstanding vested or unvested equity awards; and/or (v) taking any other remedial and recovery action, as determined by the Committee or Corporation; provided, however that any such action pursuant to this subsection shall be subject to applicable law and shall be subject to compliance with Section 409A of the Internal Revenue Code. The amount of the Erroneously Awarded Compensation shall not be reduced based on, or otherwise calculated with regard to, any taxes paid by the Executive Officer with respect to such amounts.
C.For any Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement:
i.the amount will be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received; and
ii.the Corporation will maintain documentation of the determination of that reasonable estimate and provide such documentation to the NASDAQ.
5.Recovery Exceptions. The Corporation will recover erroneously awarded compensation in accordance with this Policy, except to the extent that any of the following conditions are met and the Committee has determined that recovery would be impracticable:
A.the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; provided that before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on expense of enforcement, the Corporation will make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover and provide such documentation to the NASDAQ;
B.recovery would violate home country law where that law was adopted prior to November 28, 2022; provided that before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on violation of home country law, the Corporation will obtain an opinion of home country counsel, acceptable to the NASDAQ, that recovery would result in such a violation and provide such opinion to the NASDAQ; or
C.recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Corporation, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
6.Suspension of Outstanding Incentive-Based Compensation. After a determination by the Committee that an Accounting Restatement may have occurred, the Committee may suspend all Incentive-Based Compensation that the Committee determines may be forfeited under this Policy or otherwise subject to offset pursuant to Section 4 above, in which case and subject to the terms of this Section, Incentive-Based Compensation subject to the suspension: (i) if unvested, will not vest, and (ii) otherwise will not be distributed or permitted to be exercised or otherwise settled. In the event the term of an option award will expire during a period of suspension, the Executive Officer will be permitted to exercise the option before it expires; however settlement of the option award following such exercise will remain suspended and the securities otherwise deliverable upon settlement shall remain subject to forfeiture under the terms of this Policy.
Following suspension of Incentive-Based Compensation, the Committee will determine as promptly as practicable whether the suspended Incentive-Based Compensation is to be forfeited or whether the suspension of the Incentive-Based Compensation is to be ended. For Incentive-Based Compensation that is ultimately not forfeited, the following provisions will apply upon the Committee’s determination to lift the suspension:
A.Unvested awards that would not otherwise have vested during the suspension by their original terms will be thereafter subject to vesting under their original terms;
B.Unvested awards that otherwise would have vested during the suspension will vest as soon as practicable and otherwise consistent with their original terms;
C.Cash awards such as annual bonus withheld during the suspension will be immediately payable;
D.In no event will distribution of cash or shares be made to an Executive Officer with respect to Incentive-Based Compensation if, by reason of termination of employment or otherwise, the Executive Officer would have forfeited the Incentive-Based Compensation if the Incentive-Based Compensation had not been suspended; and
E.Distribution or settlement of Incentive-Based Compensation will be made no later than the latest date on which such distribution or settlement would be required to avoid additional tax by reason of Section 409A of the Internal Revenue Code; provided, however, that if such distribution or settlement occurs during a period when such Incentive-Based Compensation remains suspended pursuant to this Section, then the after-tax proceeds of such distribution or settlement shall be held in escrow until such time as such Incentive-Based Compensation is no longer subject to a suspension or such amounts are determined to have been forfeited by the Committee.

7.Reporting and Disclosure Requirements. The Corporation shall file all disclosures with respect to this Policy in accordance with the requirement of the federal securities laws, including the disclosure required by the applicable SEC filings.
8.Indemnification Prohibition. The Corporation will not indemnify any current or former Executive Officer against the loss of erroneously awarded Incentive-Based Compensation.
9.Other Recoupment Rights. The Committee intends that this Policy will be applied to the fullest extent of the law. Any employment agreement, equity award agreement, or similar agreement entered into, amended or restated on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require an Executive Officer to agree to abide by the terms of this Policy and the application of this Policy to any award of Incentive-Based Compensation or any other compensation, including such awards made prior to the Effective Date. This Policy is not intended to limit the Corporation’s ability to pursue other means to recover Incentive-Based Compensation issued to Executive Officers under other plans or policies to the extent such recovery is not inconsistent with this Policy.
10.Administration. The Committee shall have sole discretion in making all determinations under this Policy. Any determinations of the Committee shall be binding on the Executive Officer. The authority to manage the operation and administration of this Policy is vested in the Committee. This authority includes the obligation to determine: (i) whether an Accounting Restatement has occurred for the purposes of the Policy, Rule 10D-1 and the Listing Standards and (ii) the amount of Erroneously Awarded Compensation. The Committee may retain and rely upon the advice and determinations of legal counsel, accountants and other relevant experts to operate and administer this Policy. Any interpretation of the Policy by the Committee and any decision made by it with respect to the Policy will be final, binding, and conclusive on all persons.
11.Amendment. The Committee may amend this Policy from time to time in its discretion, and shall amend this Policy as it deems necessary, appropriate, or advisable to reflect the regulations adopted by the SEC and to comply with any rules or standards adopted by a national securities exchange on which the Corporation’s securities are then listed. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Rule 10D-1 and any applicable rules or standards adopted by the SEC and any national securities exchange on which the Corporation’s securities are then listed.
12.Successors. This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators, or other legal representatives.
13.Entire Agreement. To the extent inconsistent with this Policy and as permitted by applicable law, this Policy supersedes all prior contracts, agreements, and understandings, written or oral, with any Executive Officer. In the event any contract, agreement or understanding with any Executive Officer is inconsistent with the terms of this Policy, the terms of this Policy shall govern.

Approved: November 13, 2023

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